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       Exhibit 11 - Statement Re:  Computation of Basic and Diluted
                    Earnings Per Share (Unaudited)

      				         Three Months Ended Sept. 30,    Nine Months Ended Sept. 30,
				                    	1998		     1997		            1998		       1997
                         ____       ____              ____         ____



BASIC EARNINGS
  PER SHARE

 	Net Income		        $ 6,009	     $ 5,103		          $16,968		    $14,308
	                     =======      =======            =======      =======
	 Weighted average
   shares	outstanding $13,476	     $13,167		          $13,408		    $13,053
                      =======      =======            =======      =======

 	Basic earnings
   per share	         $   .45	     $   .39		          $  1.27		    $  1.10
                      =======      =======            =======      =======
DILUTED EARNINGS
  PER SHARE

	Weighted average
  number of
	 shares outstanding	 	13,476       13,167		           13,408		     13,053

	Net effect of
  dilutive stock
	 options, based on
  the treasury stock
  method		                 -             2	                 -            3
                       _______     _______            _______      _______
	Total diluted shares
  used in computation		 13,476	     13,169		           13,408		     13,056
                        ======      ======            =======      =======
	Diluted earnings per
  share	               $   .45	    $   .39		          $  1.27		    $  1.10
                       =======     =======            =======      =======
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